Exhibit 99.1

PRESS  RELEASE

For:

THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES FIRST QUARTER RESULTS

Santa Monica, CA  (5/07/04) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended March 31, 2004 which included net income to common stockholders for the three months ended March 31, 2004 of $18.1 million, or $.31 per share-diluted compared to net income of  $19.4 million or $.37 per share-diluted for the three months ended March 31, 2003.

Funds from operations (“FFO”) per share – diluted for the quarter ended March 31, 2004 increased to $.90 compared to $.84 for the comparable period in 2003.  A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Highlights included:

•	Total same center tenant sales for the quarter ended March 31, 2004 were up 7.9% compared to the first quarter of 2003 and comparable tenant sales were up 6.8% over the quarter ended March 31, 2003.

•	Portfolio occupancy remained high at 91.8% at March 31, 2004. On a comparable center basis occupancy was 92.0% compared to 92.4% at March 31, 2003.

•	On January 30, 2004, Macerich closed on the acquisition of Inland Center in San Bernardino, California.

•	Phase I of the Queens Center $275 million expansion opened on March 26, 2004

•	During the first quarter, Macerich signed 458,000 square feet of specialty store leases at average initial rents of $37.87 per square foot.

FFO per share – diluted for the quarter increased 7% to $ .90 compared to $ .84 per share for the quarter ended March 31, 2003.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per common share-

diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Commenting on results, Arthur Coppola, President and Chief Executive Officer of Macerich stated, “We achieved strong FFO per share growth of 7% compared to the first quarter of last year, even after factoring in the impact of shifting a significant amount of our debt from floating to fixed rate.   During the quarter we saw strong retail sales growth and continued high occupancy levels.  Also during the quarter, we made tremendous progress on our $275 million expansion of Queens Center, where Phase-I of the project opened on March 26 and is 94% leased.  Our return on cost, now estimated at 12% at completion, is exceeding our project budget.”

Acquisition Activity

On January 30, 2004, Macerich, in a 50/50 joint venture with a private investment company, acquired Inland Center, a 1 million square foot super-regional mall in San Bernardino, California.  Sears, Robinson-May, Macy’s and Gottschalks anchor the mall.  The purchase price was $63.3 million and concurrently with the acquisition the joint venture placed a $54 million fixed rate loan on the property bearing interest at 4.64%.   The mall shop tenants at Inland are averaging over $450 per square foot in annual sales.  Comparable tenant sales were up 12.7% at Inland during the quarter ended March 31, 2004 compared to the same period in 2003.

Redevelopment and Development Activity

At Queens Center, the redevelopment and expansion continue.  The project will increase the size of the center from 620,000 square feet to approximately one million square feet.  Completion is planned in phases, with Phase I recently opened with project completion and stabilization expected in early 2005.   Leasing activity has been robust with 90% of the total shop expansion space already leased or committed, including 94% for the Phase I space.

Construction continues at Scottsdale 101, a 600,000 square foot power center in North Phoenix.  The power center is being built in phases through 2004 with approximately 70% of the development completed.  Circuit City, Borders and Bed Bath and Beyond, Sports Authority, Harkins Theatre and Expo Design Center have already opened.

Progress also continues at La Encantada, a 258,000 square foot lifestyle center in Tucson, Arizona, which will feature; Adrienne Vittadini, Ann Taylor, Apple Computer, Bebe, Bose, Cache, Pottery Barn, St. John, Tommy Bahama and Williams-Sonoma.  This project is open in phases through 2004.

In Boulder, at our 29th Street project (formerly known as Crossroads Mall and recently renamed based on community input) the redevelopment plan continues to progress.  We have submitted our final site review application to the City of Boulder.  We anticipate this process to culminate in final entitlements that will result in ground breaking for this 850,000 square foot mixed-use project this fall.

Earnings Guidance

The Company is reaffirming its previously issued year 2004 FFO per share guidance and revising its EPS guidance in the following ranges:

Range per share:
Fully Diluted EPS	$1.79…..$1.89
Plus: Real Estate Depreciation and Amortization	$2.09..…$2.09
Less: impact of preferred shares (not dilutive to EPS)	($.10).......($.10)
Less: Gain on Sale of Assets	$.00......…$.00
Fully Diluted FFO per share	$3.78..…$3.88

Plus: Interest Expense per share	$2.60......$2.60
Plus: Non real estate depreciation, income taxes and ground rent expense per share	$.17..........$.17
EBITDA per share	$6.55......$6.65
Less: management company expenses, REIT General and administrative expenses and EBITDA of non-comparable centers	($.83).......($.83)
Same center EBITDA per share	$5.72......$5.82

The guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed through May 6, 2004.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 81% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 60 million square feet of gross leaseable area consisting primarily of interests in 59 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.fulldisclosure.com.  The call begins today, May 7, 2004 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
	For the Three Months Ended March 31		For the Three Months Ended March 31		For the Three Months Ended March 31
	Unaudited				Unaudited
	2004	2003	2004	2003	2004	2003
Minimum Rents (e)	75,947	72,137	—	(937)	75,947	71,200
Percentage Rents	2,427	1,710	—	—	2,427	1,710
Tenant Recoveries	41,322	37,018	—	(118)	41,322	36,900
Other Income	4,054	4,092	(82)	(7)	3,972	4,085

Total Revenues	123,750	114,957	(82)	(1,062)	123,668	113,895

Shopping center and operating expenses (c)	42,836	39,362	—	(386)	42,836	38,976
Depreciation and amortization	34,301	23,914	—	(153)	34,301	23,761
General, administrative and other expenses (c)	3,024	2,336	—	—	3,024	2,336
Interest expense	33,333	34,008	—	—	33,333	34,008
Loss on early extinguishment of debt	405	—	—		405	—
Gain (loss) on sale or writedown of assets	27	(38)	(27)	166	—	128
Pro rata income of unconsolidated entities (c)	14,850	14,466	—		14,850	14,466
Income (loss) of the Operating Partnership from continuing operations	24,728	29,765	(109)	(357)	24,619	29,408

Discontinued Operations:
Gain (loss) on sale of asset	—	—	27	(166)	27	(166)
Income from discontinued operations	—	—	82	523	82	523
Income before minority interests	24,728	29,765	—	—	24,728	29,765
Income allocated to minority interests	4,400	5,145	—	—	4,400	5,145
Net income before preferred dividends	20,328	24,620	—	—	20,328	24,620
Dividends earned by preferred stockholders (a)	2,212	5,195	—	—	2,212	5,195
Net income to common stockholders	18,116	19,425	—	—	18,116	19,425

Average # of shares outstanding - basic	58,390	51,773			58,390	51,773
Average shares outstanding,-basic, assuming full conversion of OP Units (d)	72,987	65,923			72,987	65,923
Average shares outstanding - diluted for FFO (d)	76,614	75,038			76,614	75,038

Per share income- diluted before discontinued operations	—	—			0.31	0.36
Net income per share-basic	0.31	0.38			0.31	0.38
Net income per share- diluted	0.31	0.37			0.31	0.37
Dividend declared per share	0.61	0.57			0.61	0.57
Funds from operations “FFO” (b) (d)- basic	66,471	58,090			66,471	58,090
Funds from operations “FFO” (a) (b) (d) - diluted	68,683	63,285			68,683	63,285
FFO per share- basic (b) (d)	0.92	0.89			0.92	0.89
FFO per share- diluted (a) (b) (d)	0.90	0.84			0.90	0.84

(a)          On February 25, 1998, the Company sold $100,000 of convertible preferred stock and on  June 16, 1998 another $150,000 of convertible preferred stock was issued.   The convertible preferred shares can be converted on a one for one basis for common stock.  These preferred shares are not assumed converted for  purposes of net income per share for the period ending March 31, 2004 and 2003 as it would be antidilutive to that calculation. On September 9, 2003, 5.487 million shares of  Series B convertible preferred stock were converted into common shares. The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)         The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods.  This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.  FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securites.  FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three months ended March 31, 2004 and 2003 by $1,417 and $524, respectively, or by $.02 per share and $.01 per share, respectively. Additionally, the impact of SFAS No. 141 increased FFO for the three months ended March 31, 2004 and 2003 by $1.9 million and $1.1 million, respectively, or by $.025 per share and $.015 per share, respectively. The Company adopted SFAS No. 141 (see Note (e) below) effective October 1, 2002.

(c)          This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures  for all periods presented and for Macerich Management Company through June 30, 2003. Effective July 1, 2003, the Company has consolidated Macerich Management Company. Certain reclassifications have been made in the 2003 financial highlights to conform to the 2004 financial highlights presentation.

(d)         The Company has operating partnership units (“OP units”). Each OP unit may be converted into a share of Company stock. Conversion of the OP units  has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e)          Effective October 1, 2002, the Company adopted SFAS No. 141, Business Combinations, which requires companies that have acquired assets subsequent to June 2001 to reflect the discounted net present value of market rents in excess of rents in place at the date of acquisition as a deferred credit to be amortized into income over the average remaining life of the acquired leases. Additionally, depreciation and amortization reflects the impact  of SFAS 141. The impact on EPS for the three months ending March 31, 2004 and 2003 was approximately ($.08) per share and $.02 per share, respectively.

(f)            In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. The Company sold its 67% interest in Paradise Village Gateway on January 2, 2003 (acquired in July 2002), and the loss on sale of $0.2 million has been reclassified to discontinued operations.  Additionally, the Company sold Bristol Center on August 4, 2003, and the results for the period January 1, 2003 to March 31, 2003 and the results for the period January 1, 2004 to March 31, 2004 have been reclassified to discontinued operations. The sale of Bristol Center resulted in a gain on sale of asset of $22.2 million.

Summarized Balance Sheet Information

	Mar 31 2004	Dec 31 2003
	(UNAUDITED)
Cash and cash equivalents	$80,937	$47,160
Investment in real estate, net (i)	$3,226,656	$3,186,725
Investments in unconsolidated entities (j)	$581,958	$577,908
Total Assets	$4,207,064	$4,145,593
Mortgage and notes payable	$2,748,162	$2,682,599

	Mar 31 2004	Mar 31 2003
Additional financial data as of:
Occupancy of centers (g)	91.80%	92.50%
Comparable quarter change in same center sales (g) (h)	7.90%	0.00%

Additional financial data for the three months ended:
Acquisitions of property and equipment - including joint ventures prorata	$36,277	$4,227
Redevelopment and expansions of centers- including joint ventures prorata	$52,897	$35,291
Renovations of centers- including joint ventures at prorata	$9,293	$1,270
Tenant allowances- including joint ventures at prorata	$2,419	$1,470
Deferred leasing costs- including joint ventures at prorata	$3,470	$3,091

(g)         excludes redevelopment properties-  Crossroads Mall- Boulder, Parklane Mall, Queens expansion, Scottsdale 101 and La Encantada.

(h)         includes mall and freestanding stores.

(i)             includes construction in process on wholly owned assets of $175,731 at March 31, 2004 and $268,810 at December 31, 2003.

(j)             the Company’s prorata share of construction in process on unconsolidated entities of $7,143 at March 31, 2004 and $8,188 at December 31, 2003.

PRORATA SHARE OF JOINT VENTURES

	For the Three Months Ended March 31
	Unaudited
(Unaudited)	(All amounts in thousands)
	2004	2003
Revenues:
Minimum rents	$40,061	$39,773
Percentage rents	1,508	1,387
Tenant recoveries	17,889	16,143
Management fee (c)	—	2,584
Other	1,989	1,081
Total revenues	61,447	60,968

Expenses:
Shopping center expenses	20,700	19,117
Interest expense	14,956	14,163
Management company expense (c)	—	2,012
Depreciation and amortization	12,358	11,657
Total operating expenses	48,014	46,949

Gain on sale or writedown of assets	1,417	447

Net income	14,850	14,466

RECONCILIATION OF NET INCOME TO FFO

	For the Three Months Ended March 31
	(All amounts in thousands)
	(UNAUDITED)
	2004	2003

Net income - available to common stockholders	$18,116	$19,425

Adjustments to reconcile net income to FFO- basic
Minority interest	4,400	5,145
(Gain) loss on sale of wholly owned assets	(27)	38
plus gain on land sales- consolidated assets	—	128

(Gain) loss on sale or write-down of assets from unconsolidated entities (pro rata share)	(1,417)	(447)
plus gain on land sales- unconsolidated assets	1,417	396

Depreciation and amortization on wholly owned centers	34,301	23,914
Depreciation and amortization on joint ventures and from the management companies (pro rata)	12,358	11,657
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(2,677)	(2,166)

Total FFO - basic	66,471	58,090

Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,212	5,195
Effect of employee/director stock incentive plans	antidilutive	antidilutive
FFO - diluted	68,683	63,285
Weighted average shares outstanding - diluted (d)	76,614	75,038

THE MACERICH COMPANY

RECONCILIATION OF NET INCOME TO EBIDTA

	For the Three Months Ended March 31
	(All amounts in thousands)
	(UNAUDITED)
	2004	2003

Net income - available to common stockholders	$18,116	$19,425

Interest expense	33,333	34,008
Interest expense - unconsolidated entitites (pro rata)	14,956	14,163
Depreciation and amortization - wholly-owned centers	34,301	23,914
Depreciation and amortization - unconsolidated entitites (pro rata)	12,358	11,657
Minority interest	4,400	5,145
Loss on early extinguishment of debt	405	—
Loss (gain) on sale of assets - wholly-owned centers	(27)	38
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(1,417)	(447)
Preferred dividends	2,212	5,195

EBITDA (k)	$118,637	$113,098

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months Ended March 31
	(All amounts in thousands)
	(UNAUDITED)
	2004	2003

EBITDA (k)	$118,637	$113,098

Add: REIT general and administrative expenses	3,024	2,336
Management Company expenses	846	1,879
EBITDA of non-comparable centers	(10,644)	(7,307)

SAME CENTERS - Net operating income (“NOI”) (l)	$111,863	$110,006

(k)          EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.  EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(l)             The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.